Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John E. Ahern
President, Chief Executive Officer, and
Chairman of the Board
NMT Medical, Inc.
(617) 737-0930
jea@nmtmedical.com

NMT Medical Appoints David L. West, Ph.D., MPH

to Board of Directors

Company Expands Board to Seven Members

BOSTON, Mass., July 13, 2007 – NMT Medical, Inc. (NASDAQ: NMTI), an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures, today announced the addition of David L. West, Ph.D., MPH, to its Board of Directors, which will expand the Company’s board to seven members.

Commenting on Dr. West’s election as a director, John E. Ahern, President, Chief Executive Officer and Chairman of the Board of Directors of NMT, said, “David brings a breadth of public health expertise and regulatory experience, which further complement the strength of our Board at a time when the Company is engaged in several groundbreaking clinical and regulatory initiatives. We are pleased to welcome David to the Board of Directors of NMT Medical and look forward to his valuable contributions.”

Dr. West is a leading expert in medical device laws and regulation, medical device development and evaluation, regulatory strategy and policy formulation, and device/drug/biologic combination products. Dr. West has more than 26 years of experience in the U.S. Public Health Service, including over ten years of management with the U.S. Food and Drug Administration (FDA). He currently is Vice President, Medical Device Development with Quintiles Consulting of Rockville, MD.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT Medical is currently investigating the potential connection between a common heart defect that allows a right to left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as migraine headaches, embolic stroke and transient ischemic attacks (TIAs). A common right to left shunt can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 24,000 PFOs have been treated globally with NMT’s minimally invasive, catheter-based implant technology.

The prevalence of migraines in the United States is about 10%. Of the 28 million migraine sufferers in America, those who experience aura and have a PFO may represent a three million patient subset. Stroke is the third leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and an additional 500,000 Americans experience a TIA.

For more information about NMT Medical, please visit www.nmtmedical.com.